Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68473, No. 333-28469, No. 333-25295, No. 33-76846, No. 333-66550, and No. 333-197791 and Form S-3 No. 333-90813, No. 333-65515, No. 333-25297, No. 33-97288, No. 333-125850 and No. 333-203753) of Equity Lifestyle Properties, Inc., of our reports dated February 23, 2016, with respect to the consolidated financial statements and schedule of Equity Lifestyle Properties, Inc., and the effectiveness of internal control over financing reporting of Equity Lifestyle Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG, LLP

Chicago, Illinois
February 23, 2016